SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CCC INFORMATION SERVICES GROUP INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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World Trade Center Chicago

444 Merchandise Mart

Chicago, IL 60654-1005

(312) 222-4636

April 22, 2005

Dear Stockholder:

You are cordially invited to attend our 2005 Annual Meeting of Stockholders at the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois on Wednesday, June 8, 2005, at 2:00 p.m. central time. Registration will begin at 1:30 p.m., and refreshments will be provided.

This Notice of Annual Meeting and Proxy Statement describes the business to be conducted at the meeting and contains other information concerning CCC that you should be aware of when you vote your shares.

The principal business of the meeting will be to elect directors and to ratify the appointment of our independent registered public accounting firm. We also plan to report on CCC’s business and our accomplishments during 2004.

It is important that your shares are represented at the meeting whether or not you plan to attend. To ensure that you will be represented at the meeting, please mark your choices, date, sign and return the enclosed proxy card as soon as possible. If you hold shares of CCC Common Stock directly in your name, you may also vote over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on your proxy card.

On behalf of the Board of Directors and management, I would like to thank you for your continued interest in CCC Information Services Group Inc. We hope you will be able attend the meeting and look forward to seeing you there.

Sincerely,

Githesh Ramamurthy

Chairman and Chief Executive Officer

World Trade Center Chicago

444 Merchandise Mart

Chicago, IL 60654-1005

(312) 222-4636

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 8, 2005

To the Stockholders of CCC Information Services Group Inc.:

The 2005 Annual Meeting of Stockholders of CCC Information Services Group Inc. will be held at the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois, on Wednesday, June 8, 2005 at 2:00 p.m. central time, for the following purposes:

1.	To elect eight directors to serve until the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm in 2005; and

3.	To transact any other business which is properly presented at the meeting.

Stockholders of record at the close of business on April 15, 2005, will be entitled to vote at the meeting. A list of these stockholders will be made available to any stockholder, for any purpose germane to the meeting, at CCC’s headquarters located at World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois, for the ten-day period prior to the meeting.

By Order of the Board of Directors,

Robert S. Guttman

Senior Vice President, General Counsel

and Secretary

April 22, 2005

Chicago, Illinois

***************

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU HOLD SHARES OF CCC COMMON STOCK DIRECTLY IN YOUR NAME, YOU MAY ALSO VOTE OVER THE INTERNET OR BY TELEPHONE. IF INTERNET OR TELEPHONE VOTING IS AVAILABLE TO YOU, VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DESIRE TO DO SO.

World Trade Center Chicago

444 Merchandise Mart

Chicago, IL 60654-1005

(312) 222-4636

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

JUNE 8, 2005

Purpose of the Meeting

This Proxy Statement is furnished to the stockholders of CCC Information Services Group Inc., a Delaware corporation, in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the 2005 Annual Meeting of Stockholders to be held at 2:00 p.m. central time, Wednesday, June 8, 2005, at the Holiday Inn Chicago Mart Plaza, 350 North Orleans Street, Chicago, Illinois, and any adjournment or postponement thereof. This Proxy Statement, the enclosed Notice of Annual Meeting of Stockholders, and the form of proxy are first being mailed to stockholders of the Company on or about April 22, 2005. As used in the Proxy Statement, the terms “CCC”, the “Company”, “we”, “us” and “our” refer to CCC Information Services Group Inc. and its subsidiaries.

At the meeting, the stockholders of the Company will be asked to consider and vote upon:

(i)	the election of eight directors to serve until the 2006 Annual Meeting of Stockholders or until their successors are duly elected and qualified (see “Proposal 1. Election of Directors”); and

(ii)	the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005 (see “Proposal 2. Ratification of Independent Auditor”).

The Board knows of no matters that will be presented for consideration at the meeting other than those matters set forth in the Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the meeting or any postponement or adjournment thereof, the persons named in the enclosed proxy and acting thereunder will have the authority to vote on such matters, to the extent permitted by the rules of the Securities and Exchange Commission, in accordance with the judgment of the persons voting such proxies.

Record Date

Only holders of record of our Common Stock and Series F Preferred Stock as of the close of business on April 15, 2005 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 16,489,087 shares of common stock, par value $.10 per share (“Common Stock”), issued and outstanding held by approximately 126 holders of record. As of the Record Date there were 100 shares of Series F Preferred Stock, par value $1.00 per share (“Preferred Stock”), issued and outstanding held by one holder of record.

Voting and Revocability of Proxies

On each matter voted upon at the Annual Meeting and any adjournment or postponement thereof, holders of Common Stock and Preferred Stock will vote together as a single class.

Each share of Common Stock entitles the holder thereof to one vote, and each share of Preferred Stock entitles the holder thereof to 12,000 votes. We offer our stockholders of record three ways to vote other than by attending the Annual Meeting and voting in person: (i) by mail, using the enclosed proxy card and return envelope; (ii) by telephone, using the telephone number printed on your proxy card; and (iii) by Internet, using the instructions printed on your proxy card. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from the nominee explaining how to vote your shares. The presence, in person or by proxy, of stockholders entitled to vote a majority of the shares of Common Stock and Preferred Stock outstanding on the Record Date will constitute a quorum for purposes of voting at the meeting.

Directors are to be elected by the affirmative vote of the holders of a plurality of the issued and outstanding shares of Common Stock and Preferred Stock present, in person or by proxy, at the Annual Meeting. Cumulative voting in the election of directors is not permitted. The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock and Preferred Stock present, in person or by proxy, at the Annual Meeting is required to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005.

The enclosed proxy is being solicited by the Board for use in connection with the Annual Meeting and any postponement or adjournment thereof. All properly executed proxies received prior to or at the time of the meeting or any postponement or adjournment thereof and not revoked in the manner described below will be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted “FOR” the election of each director nominee and adoption of each proposal as described herein.

Proxies marked either “Abstain” or “Withhold Authority” with respect to any matter will be treated as shares that are not present for purposes of determining the presence of a quorum and voting with respect to such matter, but will be treated as present at the meeting for all other purposes. If a broker indicates on a proxy that he or she does not have discretionary authority to vote on a particular matter as to certain shares, those shares will be counted for quorum purposes but will not be considered as present and entitled to vote with respect to that matter.

If a quorum for the Annual Meeting is not obtained or, as to any one or more proposals, if fewer shares are voted in favor of the proposal than the number of shares required for such approval, the meeting may be adjourned for the purpose of obtaining additional proxies or votes or for any other purpose. At any subsequent reconvening of the Annual Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original meeting (except for any proxies that have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting. Proxies voting against a proposal set forth herein will not be used to adjourn the meeting to obtain additional proxies or votes with respect to such proposal.

Any person who gives a proxy for the Annual Meeting may revoke it by (a) delivering to the Secretary of the Company at or before the meeting a written notice of revocation bearing a later date than the proxy, (b) duly executing a subsequent proxy relating to the same shares of Common Stock or Preferred Stock and delivering it to the Secretary of the Company at or before the meeting or (c) attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered at or prior to the Annual Meeting to: Secretary, CCC Information Services Group Inc., World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois 60654.

An automated system administered by our transfer agent, Computershare Investor Services, LLC, tabulates the votes cast by proxy at the Annual Meeting, and a representative of the transfer agent will serve as our inspector of election to tabulate votes cast in person at the meeting.

The directors and management of CCC encourage the stockholders to vote FOR the approval of the listed nominees for director and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as CCC’s independent registered public accounting firm for 2005.

Proxy Solicitation

In addition to solicitation by mail, certain directors, officers and other employees of the Company, not specifically employed for this purpose, may solicit proxies, without additional remuneration therefor, by personal interview, mail, telephone or other means of communication. The Company will also request brokers and other fiduciaries to forward proxy soliciting material to the beneficial owners of shares of Common Stock that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses. The Company will bear the entire cost of soliciting proxies, which is currently estimated to be approximately $15,000.

PROPOSAL 1

ELECTION OF DIRECTORS

Eight directors are to be elected at the Annual Meeting to serve until the 2006 Annual Meeting of Stockholders or until their respective successors have been elected and qualified. The Board has nominated the following persons for election, all of whom are currently directors of CCC:

John D. Collins

Morgan W. Davis

Michael R. Eisenson

J. Roderick Heller, III

Thomas L. Kempner

Githesh Ramamurthy

Mark A. Rosen

Herbert S. Winokur, Jr.

Additional information regarding each of the persons nominated to serve as a director of the Company follows on pages 5-6. If any nominee should be unable to serve as director, an event not now anticipated, it is intended that the shares of Common Stock and Preferred Stock represented by the proxies will be voted for the election of such substitute as the Board may nominate.

The Board of Directors recommends that the stockholders vote “FOR” the election of the nominees named above to the Board of Directors.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to serve as CCC’s independent registered public accounting firm for 2005. PricewaterhouseCoopers LLP and its predecessor, Price Waterhouse LLP, have been our auditor since our initial public offering in August 1996.

The Audit Committee requests that the stockholders ratify the appointment. The ratification of the independent registered public accounting firm by the stockholders is not required by law or the Company’s by-laws. Traditionally, the Company has submitted this matter to the stockholders and believes that it is good practice to continue to do so. If the stockholders do not ratify the appointment, the Audit Committee will consider the selection of another public accounting firm for 2006 and future years.

One or more representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire, and they will be available to answer appropriate questions.

The Audit Committee recommends that the stockholders vote “FOR” the ratification of the appointment of the independent registered public accounting firm.

BOARD OF DIRECTORS

Nomination of Directors

Director candidates are nominated by the Board acting upon the recommendation of the Compensation and Nominating Committee of the Board. The Compensation and Nominating Committee’s Charter directs the Committee to identify qualified candidates to become Board members and to evaluate and recommend to the Board nominees for election as directors. The Compensation and Nominating Committee identifies director nominees through a variety of sources and methods that may include recommendations from officers, directors or stockholders of the Company and candidates identified by third-party search firms engaged by the Committee for that purpose. Upon identification of a candidate for serious consideration, one or more members of the Compensation and Nominating Committee conducts an initial interview and, if the candidate merits further consideration, the candidate subsequently interviews with all other Committee members (individually or as a group) and meets the Company’s Chief Executive Officer, other executive officers and many of the other directors. Based on feedback gathered from each person who interviews a candidate, the Compensation and Nominating Committee then determines whether or not to recommend the candidate for nomination by the Board.

Regardless of the source of the nomination, all director nominees recommended by the Compensation and Nominating Committee for nomination by the Board must be nominees whom the Committee, in the exercise of its judgment, has found to be well qualified and willing to serve. The Compensation and Nominating Committee’s Charter sets forth the following criteria the Committee may consider in recommending candidates for election to the Board of Directors: experience in corporate governance, such as serving as an officer or former officer of a publicly held company; experience in the Company’s industry; experience as a Board member of another publicly held company; and academic expertise in an area of the Company’s operations. There is no difference in the manner in which the Compensation and Nominating Committee evaluates director nominees based on whether the nominee is recommended by a stockholder.

The Compensation and Nominating Committee has adopted policies and procedures for consideration of director candidates recommended by stockholders and the identification and evaluation of director nominees (the “Nomination Policy”). The Nomination Policy provides that stockholders may recommend any person for consideration as a director by submitting the name and qualifications of such person to the Compensation and Nominating Committee, together with the information required to be disclosed about such person in a proxy statement for election of directors in accordance with the rules of the Securities and Exchange Commission. To be considered for election at an annual meeting, the Committee must receive this information no earlier than November 1 nor later than December 31 of the year preceding the annual stockholders meeting for which the stockholder is recommending a candidate for consideration. The Committee would then evaluate the possible nominee using the criteria outlined above and would consider such person in comparison to all other candidates. The Compensation and Nominating Committee is not obligated to nominate any such individual for election. No such stockholder nominations were received by the Committee for this Annual Meeting. Accordingly, no rejections or refusals of such candidates have been made by the Committee.

Neither the Board nor the Compensation and Nominating Committee has implemented a formal policy regarding director attendance at the Annual Meeting. In 2004, four of the seven directors then serving on our Board attended the Annual Meeting.

Director Biographies

Set forth below are the names, ages, principal occupations and other information with respect to the director nominees. The Board believes that each of the director nominees, other than Mr. Ramamurthy, qualifies as an independent director under Rule 4200(a)(15) of The Nasdaq Stock Market listing standards.

John D. Collins, Age 66, Partner (Retired), KPMG, LLP.

Mr. Collins was appointed to the Board in November 2004 and has served as one of our directors since that time. He was recommended to the Compensation and Nominating Committee for Board membership by one of our non-management directors. Mr. Collins worked for over 40 years as an auditor with KPMG, LLP (formerly Peat Marwick Mitchell & Co.), serving most recently as a Senior Audit Partner in KPMG’s New York office until his retirement in 1999. From 1999 to 2000, he worked as a consultant for KPMG. Since May 2002, Mr. Collins has been a member of the Board of Trustees of LeMoyne College, where he serves as chair of the Finance Committee of the Board of Trustees. He also currently serves on the Board of Directors of Mrs. Fields Famous Brands, LLC, Excelsior Funds, Inc. and Excelsior Tax-Exempt Funds, Inc. Mr. Collins is a member of the Audit Committee.

Morgan W. Davis, Age 54, Managing Director (Retired), OneBeacon Insurance Group LLC.

Mr. Davis has served as one of our directors since 1995. Mr. Davis previously served as Managing Director of OneBeacon Insurance Group LLC, Chairman of the Peninsula Insurance Company and Chairman of Valley Group, Inc., and he was the founder and former President and Chief Executive Officer of White Mountains Insurance Company. Currently, Mr. Davis also serves as a director for One Beacon Insurance Group LLC, Claim IQ, Esurance Inc., Farmers Union Insurance Co. and Merastar Insurance Co. Mr. Davis is a member of the Finance Committee and the Compensation and Nominating Committee, and he serves as Chair of the Audit Committee.

Michael R. Eisenson, Age 49, Managing Director and Chief Executive Officer, Charlesbank Capital Partners, LLC.

Mr. Eisenson has served as one of our directors since 1998. He is a Managing Director and the Chief Executive Officer of Charlesbank Capital Partners, LLC, a private investment firm formed on July 1, 1998, and the successor to Harvard Private Capital Group, Inc. Prior to joining Harvard in 1986, Mr. Eisenson was a manager with The Boston Consulting Group, where he provided strategic planning assistance to multinational corporations. Mr. Eisenson serves on the Board of Directors of Playtex Products, Inc., United Auto Group, Inc. and Universal Technical Institute, Inc. He also currently serves on the Board of Directors of several Charlesbank portfolio companies. Mr. Eisenson is a member of the Compensation and Nominating Committee and is Chair of the Finance Committee.

J. Roderick Heller, III, Age 67, Chairman and Chief Executive Officer, Carnton Capital Associates.

Mr. Heller has served as one of our directors since August 2003. Since 1997, he has served as Chairman and Chief Executive Officer of Carnton Capital Associates, a private investment company. Mr. Heller previously served as Chairman and Chief Executive Officer of NHP, Inc. and as President and Chief Executive Officer of Bristol Compressors, Inc. Mr. Heller serves as a director of York International Corporation, First Potomac Realty Trust and two private, technology-focused companies, E-Law Forum and Auto-trol Technology Corporation. Mr. Heller is a member of the Audit Committee.

Thomas L. Kempner, Age 77, Chairman and Chief Executive Officer, Loeb Partners Corporation.

Mr. Kempner has served as one of our directors since 1983. Since 1983 he has also served as Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking, registered broker/dealer and registered investment advisory firm. He also serves as a director of Dyax Corporation, FuelCell Energy, IGENE BioTechnology, Inc., Insight Communications Company, Inc., Intermagnetics General Corporation and Intersections, Inc., and he is director emeritus of Northwest Airlines, Inc. Mr. Kempner is a member of the Audit Committee.

Githesh Ramamurthy, Age 44, Chairman, President and Chief Executive Officer, CCC Information Services Group Inc.

Mr. Ramamurthy has served as one of our directors since 1999. He joined CCC in July 1992 as Executive Vice President—Product Engineering and Chief Technology Officer. In January 1996, he assumed the position of President—Insurance Division while retaining the position of Chief Technology Officer and in July 1997, he became President and Chief Operating Officer. In July 1999, Mr. Ramamurthy assumed the position of Chief Executive Officer while retaining the position of President. Mr. Ramamurthy became our Chairman in June 2000. Mr. Ramamurthy retained the titles of Chief Executive Officer and Chairman when Edward B. Stevens joined the Company as President and Chief Operating Officer in November 2001. Following the resignation of Mr. Stevens in June 2004, Mr. Ramamurthy again assumed the title of President of the Company. Prior to joining CCC, Mr. Ramamurthy was a founding member of Sales Technologies, Inc., a field sales automation software company, which was acquired by Dun & Bradstreet in 1989. Mr. Ramamurthy is also a director of SofTech, Inc. Mr. Ramamurthy is a member of the Finance Committee.

Mark A. Rosen, Age 54, Managing Director, Charlesbank Capital Partners, LLC.

Mr. Rosen has served as one of our directors since 1998. He is a Managing Director of Charlesbank Capital Partners, LLC. Mr. Rosen has been with Charlesbank and its predecessor, Harvard Private Capital Group, Inc., since 1994. Prior to joining Charlesbank, Mr. Rosen was a principal of the Conifer Group, a strategy consulting firm, and President of Morningside/North America Limited, a private investment company. He currently serves on the Board of Directors of several Charlesbank portfolio companies.

Herbert S. Winokur, Jr., Age 61, Chairman and Chief Executive Officer, Capricorn Holdings, Inc.

Mr. Winokur has served as one of our directors since 1998. He is Chairman and Chief Executive Officer of Capricorn Holdings, Inc., a private investment company, and Managing General Partner of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., private investment partnerships concentrating on investments in restructure situations, organized by Mr. Winokur in 1994 and 1999, respectively. He is also the Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC, which are general partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively. Prior to his current appointment, Mr. Winokur was Senior Executive Vice President and director of Penn Central Corporation. Mr. Winokur is also a director of Holland Balanced Fund and NATCO Group, Inc. Mr. Winokur is Chair of the Compensation and Nominating Committee and a member of the Finance Committee.

Contractual Arrangements Regarding Election of Directors

Pursuant to a Securities Purchase Agreement dated February 23, 2001 (the “Securities Purchase Agreement”) among the Company, CCC Capital Trust and Capricorn Investors III, L.P. (“Capricorn III”), Capricorn III has the right to designate one individual to be elected to the Board (the “Capricorn Director”). In addition, the Securities Purchase Agreement provides that the Capricorn Director shall be a member of the Compensation and Nominating Committee of the Board and that the Chair of such committee be reasonably acceptable to the Capricorn Director. Capricorn III’s rights under the Securities Purchase Agreement will terminate if Capricorn III sells or transfers its Warrant to purchase 1,200,000 shares of CCC Common Stock or the shares underlying the Warrant, and, as a result of such sale or transfer, Capricorn III no longer owns at least 5% of the Company’s outstanding Common Stock. As of March 1, 2005, Capricorn III was the beneficial owner of approximately 7.6% of our outstanding Common Stock. Although Capricorn III has not formally exercised the foregoing rights under the Securities Purchase Agreement, we note that one of our directors, Herbert S. Winokur, Jr., is also the Managing General Partner of Capricorn III.

Meetings and Committees of the Board of Directors

During 2004, the Board held eight meetings. The Board also regularly holds executive sessions of those members of the Board whom the Board has determined meet the standards of independence set forth in Rule 4200(a)(15) of The Nasdaq Stock Market listing standards. The Board has three standing committees: the Audit Committee, the Compensation and Nominating Committee and the Finance Committee. In addition, the Board formed a Special Committee during 2004 to advise the Board with respect to the self-tender offer transaction the Company completed during the third quarter of 2004. During 2004, all directors attended more than 75% of all the meetings of the Board and each committee on which they served, except for Mr. Davis, who attended 65% of all the meetings of the Board and Committees on which he served.

The Audit Committee, which met thirteen times during 2004, consists of Morgan W. Davis (Chair), John D. Collins, J. Roderick Heller, III and Thomas L. Kempner, each of whom meets the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of The Nasdaq Stock Market listing standards. The Board has determined that each of Messrs. Davis, Collins, Heller and Kempner is an “audit committee financial expert,” as such term is defined in the rules of the Securities and Exchange Commission, and is independent as described in the preceding sentence. The Audit Committee selects and oversees the work of the independent registered public accounting firm and reviews and approves the scope of the audit, the financial statements, the management letter, if any, and management’s responses thereto. Other functions of the Committee include reviewing the independence of the independent registered public accounting firm, reviewing the Company’s financial results and Securities and Exchange Commission filings, reviewing the effectiveness of the Company’s internal controls and approving all audit and non-audit services performed by the Company’s independent registered public accounting firm. The Board of Directors has adopted a written charter for the Audit Committee, which may be found on the Company’s website at http://www.cccis.com/static/investorrelations/audit_committee_charter.pdf. The report of the Audit Committee with respect to 2004 begins on page 14 hereof.

The Compensation and Nominating Committee, which met four times during 2004, consists of Herbert S. Winokur, Jr. (Chair), Morgan W. Davis and Michael R. Eisenson. The Board believes that each of Mr. Winokur, Mr. Eisenson and Mr. Davis meets the independence standards of Rule 4200(a)(15) of The Nasdaq Stock Market listing standards. The Compensation and Nominating Committee establishes the compensation programs for our officers, reviews our overall compensation and benefit programs, approves participants in, and grants given pursuant to, the 2000 Stock Incentive Plan (2004 Restatement), and recommends individuals for nomination by the Board for election as directors. The Board has adopted a charter for the Compensation and Nominating Committee, which may be found on the Company’s website at http://www.cccis.com/static/investorrelations/compensation_nominating_committee_charter.pdf. The report of the Compensation and Nominating Committee with respect to 2004 begins on page 9 hereof.

The Finance Committee, which met five times during 2004, consists of Michael R. Eisenson (Chair), Morgan W. Davis, Githesh Ramamurthy and Herbert S. Winokur, Jr. The Finance Committee is responsible for reviewing the current and proposed financial condition and capital structure of CCC and advising the Board of Directors on significant financial matters involving CCC, including financing and potential merger and acquisition activities.

The Special Committee, which met once during 2004, consisted of Morgan W. Davis and J. Roderick Heller, III. The Special Committee was responsible for advising the Board on certain matters concerning the Company’s self-tender offer to repurchase shares of the Company’s Common Stock, including the structure of the self-tender and the related financing arrangements.

The Board has also adopted the CCC Information Services Group Inc. Code of Ethics, which applies to our directors, officers and employees. The Code of Ethics may be found on the Company’s website at http://www.cccis.com/static/investorrelations/code_of_ethics.pdf. The Audit Committee has established a hotline maintained by a third party vendor through which confidential complaints may be made by employees regarding: accounting and auditing matters, accuracy of financial reports and other public communications, compliance with law and regulations, conflicts of interest, embezzlement, falsification of contracts, reports or records, internal accounting controls or other violations of company policy. Reports may be made by calling a toll-free telephone number or by accessing a secure website. Any reports submitted through this process are presented to the Audit Committee on a regular, periodic basis.

Stockholders may communicate directly with our Board of Directors by sending a letter to the CCC Information Services Group Inc. Board of Directors, World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois 60654. All communications directed to the Board will be received and processed by the CCC Law Department and will be transmitted to the Chairman of the Audit Committee without any editing or screening by the Law Department.

Compensation of Directors

In June 2004, the Board of Directors adopted new arrangements to compensate directors not employed by us, our subsidiaries or affiliates. Under these new arrangements, each director receives an annual retainer of $20,000 and is eligible to receive an annual grant of 1,000 shares of restricted stock. Each director also receives a flat fee of $1,500 for each series of regularly scheduled quarterly Board and Committee meetings regardless of the number of Committees on which such director sits and a fee of $1,000 for each special Board or Committee meeting. In addition, the director serving as Chair of the Audit Committee receives an annual retainer of $5,000, and each director serving on the Audit Committee receives a one-time grant of 4,000 shares of restricted stock upon becoming a member of the Committee. In accordance with the internal policies of their employer, Mr. Eisenson and Mr. Rosen do not personally accept director compensation. We pay all compensation due to Mr. Eisenson or Mr. Rosen for serving as directors directly to Harvard Management Company, Inc. Additionally, we pay all compensation due to Mr. Winokur directly to Capricorn Investors II, L.P. and Capricorn Investors III, L.P. Prior to the adoption of the new director compensation arrangements in June 2004, the Company paid a fee of $5,450 to each director not employed by us, our subsidiaries or affiliates for each of the four quarterly Board meetings held each year.

The new director compensation arrangements provide that each director shall be eligible to receive an annual grant of 1,000 shares of restricted stock. Because the Compensation and Nominating Committee did not take action to implement those grants until March 2005, no shares of restricted stock were granted to directors as compensation for service on the Board during the year ended December 31, 2004. However, during 2004 the Compensation and Nominating Committee approved a grant of 4,000 shares of restricted stock under the 2000 Stock Incentive Plan (2004 Restatement) to each of two new members who joined the Audit Committee during the year, Thomas L. Kempner and John D. Collins, as compensation for their service on the Committee. The Compensation and Nominating Committee authorized the grants to Mr. Kempner and Mr. Collins on November 5, 2004 and September 20, 2004, respectively, and these shares will vest in equal installments of 1,000 shares on each anniversary of the date of the grant, provided that the director remains a member of the Board on such date. The other two members of the Audit Committee, Morgan W. Davis and J. Roderick Heller, III, each of whom received a grant of 4,000 shares of restricted stock in 2003, did not receive any additional grants in 2004 for their Audit Committee service.

Mark A. Rosen, a member of the Board of Directors who served on the Audit Committee until June 2003, did not receive a restricted stock grant for his service on the Audit Committee because, in accordance with the internal policies of his employer, all of Mr. Rosen’s compensation for service on the Board is paid directly to Harvard Management Company, Inc. CCC’s 2000 Stock Incentive Plan (2004 Restatement) requires that grants of restricted stock be made to eligible individuals and does not permit grants to be made to an entity. Therefore, in lieu of a grant of restricted stock, the Board approved an annual cash payment by CCC to Harvard Management Company, Inc. in an aggregate amount that is approximately equal to the value of the 4,000 shares of restricted stock granted to Mr. Davis and Mr. Heller. These payments are to be made in four equal installments on each anniversary of the date of Board approval of the payment, provided that Mr. Rosen remains a member of the Board on such date, and in 2004, the Company paid the first installment of $17,500 to Harvard Management Company, Inc.

COMPENSATION AND NOMINATING COMMITTEE REPORT

The following report of the Compensation and Nominating Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

The Compensation and Nominating Committee is responsible for assisting the Board in discharging the Board’s responsibilities regarding:

•	identification of qualified candidates to become Board members;

•	evaluation and selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected) and selection of candidates to fill any vacancies on the Board;

•	oversight of the Board’s annual review of its performance;

•	annual review of the performance and compensation of the Company’s senior executives, including by designing (in consultation with management or the Board), recommending to the Board for approval and evaluating the compensation plans, policies and programs of the Company; and

•	preparation of an annual report on executive compensation for inclusion in the Company’s proxy materials in accordance with applicable rules and regulations.

The Compensation and Nominating Committee is currently composed of three independent, non-employee directors who have no interlocking relationships.

Compensation Philosophy

Our compensation philosophy is that each employee’s total cash compensation will vary with CCC’s performance relative to our financial objectives and with the contribution of the employee in achieving both financial and non-financial objectives. Our compensation programs are designed to encourage high performance, promote accountability and assure that employee interests are aligned with the interests of our stockholders.

We have three performance-based cash compensation programs in which the majority of our employees are eligible to participate:

•	a management incentive plan for our top forty management employees, including our executive officers,

•	employee incentive plan for employees who are not compensated on a commission basis, and

•	a spot award plan for employees other than our executive officers.

Total cash compensation. Total cash compensation for the majority of our employees, including executive officers, consists of:

•	base salary;

•	either a cash bonus through the employee incentive plan that is related to the achievement of our financial objectives or a cash incentive through the management incentive plan that is related both to the achievement of our financial objectives and to the employee’s contribution relative to objectives that are aligned with the achievement of our operating goals; and

•	discretionary spot cash awards, subject to certain limits, for non-executive employees to recognize outstanding achievement on specific projects or assignments.

Long-term incentive compensation. Long-term incentive compensation is realized through stock incentives. Prior to 2004, these incentives were issued primarily in the form of stock option grants. Stock options granted prior to June 28, 2000 were generally granted under the 1997 Stock Option Plan, and grants made on or after that date were generally made under the 2000 Stock Incentive Plan. Typically, stock options vest over four years at a rate of 25% per year; however, under the 2000 Stock Incentive Plan, the Compensation and Nominating Committee retains discretion to establish different vesting schedules for specific awards as necessary.

Stock options have value for an employee only if the price of our stock increases above the fair market value on the grant date and the employee remains in our employment for the period required for the stock option to vest. The Compensation and Nominating Committee authorizes stock option grants based on a number of factors, including market conditions and individual contribution.

During 2004, the Compensation and Nominating Committee worked closely with management to develop a Long-Term Incentive Plan (“LTIP”) for senior managers and other key employees, but not including our executive officers. This plan contemplates the use of performance-vested restricted stock rather than time-vested stock options as the primary vehicle for long-term incentives. Restricted stock is granted under the 2000 Stock Incentive Plan (2004 Restatement) for a specified performance period and vests on a graduated scale based on the achievement of certain earnings per share goals at the end of the performance period. The use of performance-vested restricted stock thus directly links a portion of the compensation of our senior managers and key employees to the interests of stockholders.

During 2004 the Compensation and Nominating Committee directed that an independent compensation consulting firm be engaged to conduct a study related to the compensation of our executive officers (“Executive Compensation Study”), following a meeting between the firm and the Committee Chair without management present. This Executive Compensation Study included a review of our compensation philosophy and practices; a competitive analysis of total compensation by individual, including long-term incentives; and a review of ownership guidelines for our executive officers. Findings and recommendations were presented to the Compensation and Nominating Committee in our December 1, 2004 meeting. Although no specific actions related to long-term incentives were taken by the Compensation and Nominating Committee pursuant to these findings and recommendations during fiscal year 2004, the Committee intends to give strong consideration to the recommendation that performance-vested equity incentives be utilized as a primary long-term compensation vehicle for our executive officers in 2005 and beyond.

To assure that our long-term incentive compensation practices continue to be market-competitive and are appropriately aligned across our executive officers, senior managers, and other key employees, the Compensation and Nominating Committee elected to delay broad based stock incentive grants in 2004 pending full consideration of the findings and recommendation of the Executive Compensation Study and the adoption of the LTIP. In accordance with the recommendations of the Executive Compensation Study, the Committee resumed broad-based stock incentive grants to our executive officers, senior managers and other key employees in fiscal year 2005.

In addition to encouraging stock ownership by granting stock incentives to executive officers, senior managers and other key employees, we further encourage our employees to own CCC stock through a tax-qualified employee stock purchase plan. The employee stock purchase plan is available to all of our employees.

The employee stock purchase plan allows participants, subject to certain limitations, to buy CCC stock at a discount (currently 15%) to the market price through payroll deductions.

Executive Compensation

In setting executive salaries, the Compensation and Nominating Committee reviews executive compensation information from a competitive peer group of companies whose industry characteristics, products and services, business performance, or employee skills are generally comparable to those of CCC. While there is no specific formula for establishing pay, base salaries are set near the competitive median for similar positions at these peer companies. Annual incentive targets as a percentage of salary are established so that total cash compensation—base salary plus target incentive—is market competitive at target performance. Cash incentives for our corporate executives, including those awarded to our Chief Executive Officer, Githesh Ramamurthy, are linked directly to achieving our aggressive financial growth and operating goals. Individual awards may vary based on the executive’s specific contribution to those results. As a result, rewards for all of our executive officers are tied to the achievement of goals that are directly aligned with the interests of our stockholders, and total compensation is variable based on performance.

Section 162(m) of the Internal Revenue Code precludes a public corporation from taking a deduction for compensation in excess of $1 million for its Chief Executive Officer or any of its four other highest paid executive officers, unless such compensation is performance based and certain specific and detailed criteria are satisfied. The Compensation and Nominating Committee considers the anticipated tax treatment to the Company and the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the Compensation and Nominating Committee’s control, also can affect deductibility of compensation. The Compensation and Nominating Committee believes that the 2000 Stock Incentive Plan (2004 Restatement), has been structured in a manner to preserve full deductibility of compensation under the requirements of Section 162(m) of the Code. Bonuses payable under the management incentive plan will not qualify as performance based compensation under the requirements of Section 162(m) of the Code, since they have not been approved by stockholders. The Compensation and Nominating Committee takes into account whether or not such bonuses will be deductible when setting bonus targets, but retains the discretion to set and pay bonuses regardless of their tax deductibility.

Base Salary. The Compensation and Nominating Committee reviews the history of and approves proposals for base compensation for each of our executive officers, senior managers, and all other employees whose contribution may have a significant impact on the current or future operations of the Company. The Compensation and Nominating Committee engages in an annual review of the performance and career potential of executive officers, senior managers, and other employees whose contribution may have a significant impact on the current or future operations of the Company. In keeping with our compensation philosophy, the Compensation and Nominating Committee approves increases to base salaries based primarily on an individual’s contribution to the achievement of our financial and non-financial business objectives, subject to certain market or economic guidelines.

Performance-Based Compensation. Mr. Ramamurthy and most other executive officers participate in our management incentive plan. Under this plan, the Compensation and Nominating Committee has established a scaled annual earning opportunity for our executives that provides significant incentives for our executives to meet or exceed aggressive goals.

The management incentive plan is a cash-based annual incentive program that is designed to drive outstanding performance, promote direct accountability for results and align the interests of executives with those of stockholders. The management incentive plan is partially funded when we reach a threshold financial performance goal, is fully funded when we reach certain aggressive growth goals related to revenue and earnings, and receives additional funding for financial growth that exceeds target performance. The Compensation and Nominating Committee establishes threshold and growth targets and has the discretion to vary funding as warranted by extraordinary circumstances or business conditions. The management incentive plan was funded at 46.1% for 2004 based on only partial achievement of CCC’s revenue and profitability goals for the year.

Incentive awards for individual participants in the management incentive plan, including our executive officers, may vary based on the individual’s contribution relative to specific, individual performance objectives that are aligned with our aggressive financial and operating goals. This construct assures that incentives for key employees are linked to the employee’s direct contribution to operating and financial results. It also assures that target awards are earned only through strong individual performance, and that above-target awards can only be earned though outstanding individual performance.

Mr. Ramamurthy has an incentive target of 75% of base salary. Other executive officers who participate in the management incentive plan have incentive targets of 50% of base salary. The Compensation and Nominating Committee approves all incentive awards for executive officers under the management incentive plan, as well as those of senior managers and other employees whose contribution may have a significant impact on the current or future operations of the Company.

Stock Incentives. We encourage executive officers to own our stock, in part through stock incentive grants. Stock incentives for executives are a key element of market-competitive total compensation, aid in the retention of key executive talent and align the interests of executives with those of our stockholders.

Prior to 2004, our executive officers were awarded stock option grants as their primary equity incentive. Stock options for the executive officers are granted upon the recommendation of management and the approval of the Compensation and Nominating Committee. We consider market conditions, job performance and the scope of the executive’s responsibilities in determining individual grant amounts. In general, stock options vest in equal increments over a four-year period and must be exercised not later than ten years from the date of grant. Stock options granted to executive officers prior to June 28, 2000 were granted under the 1997 Stock Option Plan, and grants to executive officers made on or after that date were made under the 2000 Stock Incentive Plan. We grant stock options at a price equal to the fair market value on the date of grant.

Pending full consideration of the Executive Compensation Study findings and recommendations and the adoption of the LTIP, the Compensation and Nominating Committee elected to delay broad stock incentive grants to our executive officers grants in 2004. This will help to assure that our that compensation practices continue to be market competitive and are aligned across our executive officers, senior mangers, and other key employees. In accordance with the recommendations of the Executive Compensation Study, the Committee resumed equity incentive grants using performance-vested incentives for our executive officers, senior managers and other key employees in 2005.

Based on the findings of the Executive Compensation Study, the Compensation and Nominating Committee concluded that the executive stock ownership guidelines that were adopted during fiscal year ended 2001 are no longer consistent with market practices. As a result, the stock ownership guidelines were removed. The Committee anticipates the adoption of new stock incentive grant practices in fiscal year 2005 and beyond.

During 2004, the Compensation and Nominating Committee granted a total of 10,500 stock incentives to selected employees, of which 3,000 stock incentives were granted to Company executives. These stock incentive grants included both stock option grants and limited grants of time-vested restricted stock. The restricted stock grants were made under the 2000 Stock Incentive Plan and vest over four years with 25% vesting each year. Grants are summarized below.

	Stock Options	Restricted Stock
Company Executives	-0-	3,000
Other Employees	2,500	5,000

Executive Severance Policy

In February 2004, the Compensation and Nominating Committee approved a severance policy for the “named executive officers”, excluding any executive officer who is a party to an employment agreement with the Company. Under this policy, if an executive officer is terminated without cause or resigns for good reason (as defined in the policy), the executive will be entitled to the severance benefits specified in the policy. These benefits include eligibility to receive up to one year’s salary and annual bonus, twelve months of executive outplacement services and subsidized COBRA premiums for health insurance for up to one year. If the termination is without cause or for good reason within the 24-month period following a change of control, the executive’s unvested stock options or other stock incentives will vest immediately.

Chief Executive Officer Compensation

Githesh Ramamurthy serves as Chairman and Chief Executive Officer pursuant to an employment agreement, entered into in July 2001, which ran for an initial term that expired on December 31, 2004 and successive two-year terms thereafter unless terminated by either party. Upon expiration of the initial term in December 2004, the agreement automatically renewed for a two-year term expiring December 31, 2006. Although Mr. Ramamurthy has an employment contract, his base salary, incentive pay and stock option grants are determined in the same manner as described above for all executive officers.

Mr. Ramamurthy’s annual base salary for fiscal year 2004 was $480,000, an increase of 3.55% over his base salary as of the fiscal year ending December 31, 2003. This increase is consistent with the salary increase guidelines that applied to all our employees, including our executive officers, for fiscal year 2004.

Under the management incentive plan, Mr. Ramamurthy’s incentive award for 2004 was $165,960. Consistent with other executive officers, Mr. Ramamurthy’s incentive award was based on management incentive plan funding at 46.1% based on the partial achievement of CCC’s revenue and profitability goals.

As with other executives, the Compensation and Nominating Committee elected to delay a stock incentive grant to Mr. Ramamurthy in 2004 pending full consideration of the Executive Compensation Study and the adoption of the LTIP. The Committee continues to encourage Mr. Ramamurthy to increase his stock ownership and resumed equity grants using performance-vested stock incentives for Mr. Ramamurthy and our other executive officers in 2005.

Compensation and Nominating Committee Members

Herbert S. Winokur, Jr. (Chairman)

Morgan W. Davis

Michael R. Eisenson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

In 2004, our Compensation and Nominating Committee consisted of Herbert S. Winokur, Jr. (Chair), Morgan W. Davis, Michael R. Eisenson and Thomas L. Kempner. Mr. Kempner’s term on the Committee expired at the 2004 Annual Meeting of Stockholders, after which time the Committee consisted only of Messrs. Winokur, Davis and Eisenson. For certain additional information relating to Mr. Davis, please see below under the caption “Executive Compensation—Transactions With Management and Others.”

During the fiscal year ended December 31, 2004, none of our executive officers: (1) served as a director of another entity in which one of the executive officers of such entity served on our Compensation and Nominating Committee; (2) served as a member of the compensation committee of another entity in which one of the executive officers of such entity served on our Compensation and Nominating Committee; or (3) served as a member of the compensation committee of any other entity in which one of the executive officers of such entity served as a member of our Board of Directors.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

The Audit Committee acts under a written charter originally adopted in December 1998 and subsequently amended in June 2000, April 2002 and February 2004. In 2004, the Audit Committee was initially composed of three directors, Mark A. Rosen (Chair), Morgan W. Davis and J. Roderick Heller, III. In June 2004, Mr. Rosen’s term on the Audit Committee expired, Thomas L. Kempner joined the Committee, and Mr. Davis became the Chair of the Committee. In November 2004, the size of the Committee was increased to four directors, and John D. Collins joined the Committee. The Committee currently consists of Mr. Davis (Chair), Mr. Heller, Mr. Kempner and Mr. Collins, each of whom meets the independence standards of Rule 4200(a)(15) and the audit committee qualifications of Rule 4350(d)(2) of The Nasdaq Stock Market listing standards. The Board has determined that each of Messrs. Davis, Heller, Kempner and Collins is an “audit committee financial expert,” as such term is defined in the rules of the Securities and Exchange Commission, and is independent as described in the preceding sentence.

Management is responsible for the financial reporting process, including the system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing those financial statements in accordance with generally accepted accounting standards and expressing an opinion on those audited financial statements in accordance with generally accepted accounting principles and management’s assessment of internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. However, the Audit Committee members are not professionally engaged in the practice of accounting or auditing. The Audit Committee relies on the information provided to it and on the representations made by management and the independent registered public accounting firm.

Review with Management

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in CCC’s Annual Report on Form 10-K for 2004 with management. Management has represented to the Audit Committee that CCC’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Review with Independent Registered Public Accounting Firm

The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, matters required to be discussed by Statement of Auditing Standards No. 61 (Communication with Audit Committees). These discussions have included a review as to the quality, not just the acceptability, of our accounting principles.

Our independent registered public accounting firm also provided to the Audit Committee written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm the auditor’s independence from management and CCC. The Audit Committee has also considered whether the provision of non-audit services is compatible with maintaining the auditor’s independence. The Audit Committee has engaged PricewaterhouseCoopers LLP to audit CCC’s 2005 financial statements.

Recommendation

Based on the Audit Committee’s discussion with management and the independent registered public accounting firm, the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in CCC’s Annual Report on Form 10-K for 2004 filed with the Securities and Exchange Commission.

Respectfully submitted,

Morgan W. Davis (Chair)

John D. Collins

J. Roderick Heller, III

Thomas L. Kempner

PRINCIPAL ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees billed to the Company for the fiscal years ended December 31, 2004 and December 31, 2003 by the Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP.

	December 31
	2004		2003
Audit Fees	$809,000	(a)	$275,000
Audit-Related Fees	$61,000	(b)	$22,000	(b)
Tax Fees	$0		$28,000
All Other Fees	$80,000	(c)	$0

Total	$950,000		$325,000

(a)	Includes fees for the audit of the Company’s consolidated financial statements and audit of internal controls.
(b)	Includes fees for services related to a benefit plan audit.
(c)	Includes fees relating to services performed in connection with a transaction that was not consummated.

The Audit Committee of the Board is responsible for pre-approving all audit and permitted non-audit services to be performed by the Company’s independent registered public accounting firm, except as described below.

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”), which sets forth general guidelines for the permissible scope and nature of audit services and any permitted non-audit services to be performed by the independent registered public accounting firm. Under the Pre-Approval Policy, the engagement to provide the proposed services may be either explicitly approved by the Committee (“separate pre-approval”) or entered into pursuant to pre-approval policies and procedures established by the Committee, provided that the policies and procedures are detailed as to the particular service, the Committee is informed of each service, and such policies and procedures do not include delegation of the Committee’s responsibilities to management (“pre-approval based on policies and procedures”). The Committee believes that the combination of these two approaches will result in an effective and efficient procedure to pre-approve services performed by the independent registered public accounting firm. Unless a type of service is pre-approved under this Pre-Approval Policy, it will require separate pre-approval by the Committee if it is to be provided by the independent registered public accounting firm. The Pre-Approval Policy includes a description of the audit, audit-related, tax and all other services that have been pre-approved by the Committee. The Committee will periodically review and revise the list of pre-approved services as necessary from time to time.

Pre-approval shall not be required for the provision of non-audit services if (1) the aggregate amount of all such non-audit services constitutes no more than 5% of the total amount of revenues paid by the Company to the independent registered public accounting firm during the fiscal year in which the non-audit services are provided, (2) such services were not recognized by the Company at the time of the engagement to be non-audit services, and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to completion of the audit. No services were provided by PricewaterhouseCoopers LLP pursuant to this exception in 2004.

EXECUTIVE OFFICERS

Set forth below is certain information concerning the current executive officers of CCC, based on data furnished by them:

Name	Age	Position
Githesh Ramamurthy	44	Chairman, President and Chief Executive Officer
Andrew G. Balbirer	50	Executive Vice President and Chief Financial Officer
J. Laurence Costin, Jr.	64	Vice Chairman
Mary Jo Prigge	47	President, Service Operations
James T. Beattie	56	Executive Vice President and Chief Technology Officer
Robert S. Guttman	52	Senior Vice President, General Counsel and Secretary
Oliver G. Prince, Jr.	51	Senior Vice President, Human Resources
James A. Dickens	44	Senior Vice President, Sales

Except as discussed below, all of these officers have held executive positions with the Company for more than three years.

Githesh Ramamurthy joined CCC in July 1992 as Executive Vice President—Product Engineering and Chief Technology Officer. In January 1996, he assumed the position of President—Insurance Division while retaining the position of Chief Technology Officer and in July 1997, he became our President and Chief Operating Officer. In July 1999, Mr. Ramamurthy assumed the position of Chief Executive Officer while retaining the position of President. In June 2000, Mr. Ramamurthy also assumed the position of Chairman of CCC. Mr. Ramamurthy retained the titles of Chief Executive Officer and Chairman when Edward B. Stevens joined the Company as President and Chief Operating Officer in November 2001. Following the resignation of Mr. Stevens in June 2004, Mr. Ramamurthy again assumed the title of President of the Company. Prior to joining CCC, Mr. Ramamurthy was a founding member of Sales Technologies, Inc., a field sales automation software company, where he directed product development activities. Sales Technologies customers included numerous Fortune 100 clients in the United States and Europe. Sales Technologies was acquired by Dun & Bradstreet in 1989.

Andrew G. Balbirer joined CCC in January 2005 as Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Balbirer was Executive Vice President, Chief Financial and Development Officer of Information Resources, Incorporated, a provider of content and analytic services to consumer packaged goods manufacturers and retailers, from 2000 to 2004. From 1999 to 2000, Mr. Balbirer was Chief Executive Officer of Arkidata Corporation, a provider of technology and services to the pension benefits industry. Prior thereto, Mr. Balbirer held executive positions with Specialty Foods Corporation, where he served as Chief Financial Officer, as well as Chief Executive Officer and Chief Operating Officer for two of its businesses. He also spent thirteen years with The NutraSweet Company, a division of Monsanto Company, where he served in various roles, including Chief Financial Officer and General Manager of NutraSweet’s consumer business.

J. Laurence Costin, Jr. joined CCC in February 1983 as Executive Vice President responsible for our sales and client field service organization. He currently serves as Vice Chairman, a position he has held since May 1993. Prior to joining CCC, Mr. Costin was Senior Vice President and General Manager for the Midwest region of Seligman & Latz, Inc., a Fortune 500 company that managed department store concessions.

Mary Jo Prigge joined CCC in October 1998 as Executive Vice President of the Claims Settlement Division and is currently President, Service Operations. From May 2001 to June 2001, Ms Prigge was President,

CCC US Division, and from June 2001 to June 2002, she was President, CCC US, Sales and Service. From June 2002 to March 2005, Ms. Prigge was served as President, Sales and Service. Prior to joining CCC, Ms. Prigge served from 1991 through 1998 in various management positions initially with Globe Glass and Mirror and, subsequent to two mergers, most recently as Senior Vice President of Operations with Safelite Autoglass.

James T. Beattie joined CCC in June 2000 as Vice President and Chief Technology Officer of the Company’s DriveLogic division and is currently Executive Vice President and Chief Technology Officer of the Company. Prior to joining CCC, Mr. Beattie was Chief Technology Officer of Britannica.com from 1998 to June 2000. From 1994 to 1998, Mr. Beattie was Vice President and General Manager, New Media Services at Infonautics Corporation.

James A. Dickens joined CCC in December 1991 as an account manager in our Auto Body Systems division. From January 1998 to December 1998, Mr. Dickens was Zone Vice President, Automotive Services of the Company. From January 1999 to May 2002, he was Group Vice President, Automotive Services of the Company. From May 2002 to March 2005, Mr. Dickens served as Senior Vice President, Marketing and Product Management of the Company. Mr. Dickens currently is Senior Vice President, Sales, a position he has held since March 2005.

Robert S. Guttman joined CCC in January 2000 as Senior Vice President, General Counsel and Secretary. Prior to joining CCC, Mr. Guttman was an attorney at Sears, Roebuck and Co. for 14 years in various capacities which included Associate General Counsel, Information Technology and E-Commerce in 1999; Assistant General Counsel, Information Technology from 1997 to 1999; Acting Vice President of Law, Sears Home Services in 1998 and Legal Services Director, Information Services in 1996.

Oliver G. Prince, Jr. joined CCC in February 1999 as Senior Vice President, Human Resources. Prior to joining CCC, Mr. Prince was Senior Vice President, Human Resources and Assistant Corporate Secretary for The Celtic Group from 1997 to 1999. From 1987 to 1997, Mr. Prince served in various capacities at the CNA Insurance Companies, which included Vice President, Human Resources Services from 1995 to 1997, Assistant Vice President, CNA Consulting Group from 1994 to 1995, and Assistant Vice President of Corporate Real Estate from 1993 to 1994.

Employment Agreements and Arrangements

Githesh Ramamurthy serves as Chairman and Chief Executive Officer pursuant to an employment agreement, entered into in July 2001, which ran for an initial term that expired on December 31, 2004 and successive two-year terms thereafter unless terminated by either party. Upon expiration of the initial term in December 2004, the agreement automatically renewed for a two-year term expiring December 31, 2006. The agreement provides for an annual base salary of $450,000, subject to annual merit increases from time to time. Mr. Ramamurthy has received merit increases in salary on an annual basis, except in 2003 when he did not receive an increase. His annual base salary for 2004 was $480,000. Mr. Ramamurthy is also eligible to receive a performance bonus targeted at 75% of his base salary, as determined by the Compensation and Nominating Committee of the Board, and he is eligible to participate in all other benefit plans maintained by the Company for its salaried employees. Mr. Ramamurthy’s employment agreement contains a non-compete provision, a change of control provision which extends Mr. Ramamurthy’s right to exercise vested and unvested options for up to eighteen (18) months following the change of control, and a provision which extends Mr. Ramamurthy’s right to exercise vested options under certain circumstances for up to eighteen (18) months following the termination of his employment. In addition, the agreement contains a provision that gives Mr. Ramamurthy the right to sell back to us the 192,000 shares of treasury stock he purchased from us at any time within two (2) years following the date of a termination without cause at the market price on the date of such transaction.

J. Laurence Costin, Jr. serves as Vice Chairman pursuant to an employment agreement entered into in July 1994, which runs for successive one-year terms unless terminated by either party. The agreement provides for an annual base salary of $230,000, subject to annual merit increases from time to time. Mr. Costin has received merit increases in salary on an annual basis during the term of the agreement, and in 2004 he received a base salary of $359,250. Mr. Costin is also eligible to receive a performance bonus of at least $70,000 per year, as determined by the Compensation and Nominating Committee of the Board. He is also eligible to participate in all other benefit plans maintained by the Company for its salaried employees. Mr. Costin’s employment agreement contains a non-compete provision.

Andrew G. Balbirer joined the Company in January 2005 as Executive Vice President and Chief Financial Officer. Mr. Balbirer does not serve pursuant to an employment agreement, however, the following arrangements apply to Mr. Balbirer’s employment with the Company. For fiscal year 2005, Mr. Balbirer’s performance bonus will be the greater of $105,000 or the amount that would otherwise be paid under our bonus plan based on Company performance and the achievement of his individual performance objectives. This minimum payment applies to fiscal year 2005 only, provided that Mr. Balbirer remains employed in good standing through December 31, 2005. He is also eligible to receive a grant of 20,000 shares of restricted stock, which will vest on December 31, 2006 subject to CCC’s achievement of certain earnings per share goals with a minimum vesting floor of fifty percent (50%) or 10,000 shares. Prior to December 31, 2006, the grant will vest fully in the event of a change in control of the Company. This grant requires final approval by Compensation and Nominating Committee of Board of Directors and will be subject to the terms and conditions of the Company’s 2000 Stock Incentive Plan (2004 Restatement) and a restricted stock agreement. Mr. Balbirer is covered by the Company’s executive severance policy, which is described in greater detail below. In addition to the benefits provided in the severance policy, the Company has agreed that if his employment is terminated “without cause” or for “good reason” within six months following a change in control, Mr. Balbirer will receive the equivalent value of 10,000 shares of CCC stock as of the last closing price prior to the change in control.

Executive Severance Policy

The Compensation and Nominating Committee has approved a severance policy for the Named Executive Officers and the Company’s other executive officers, excluding any executive who is a party to an employment agreement with the Company. Under this policy, if an executive officer is terminated without cause or resigns for good reason (as defined in the policy), the executive will be entitled to the severance benefits specified in the policy.

Under the severance policy, a terminated executive shall be entitled to receive an amount of up to one year’s salary and annual bonus, payable at the same time and in the same manner as the Company pays salary and bonuses to active employees for such year. Under the policy, terminated executives are entitled to receive twelve months of executive outplacement services from a provider selected or approved by the Company, and the Company will subsidize the executive’s COBRA premiums for health insurance during the severance period. If the termination occurs following a change of control of the Company and the Company’s bonus plan is not continued after the change of control, the executive shall be entitled to a lump sum payment of a prorated bonus amount calculated in accordance with a formula set forth in the severance policy. If the termination is without cause or for good reason within the 24-month period following a change of control, the executive’s unvested stock options or other stock incentives will vest immediately.

If the severance benefits provided under the policy, together with any other payments or benefits received by the terminated executive would (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) be subject to the excise tax imposed by Section 4999 of the Code, then the amount of severance benefits may, at the election of the executive made prior to termination of employment, be reduced to the extent necessary so that the excise tax would not apply to the executive. If the executive elects not to reduce his benefits and is subject to the excise tax, then the executive would be responsible for the payment of the excise tax and any interest, penalties or fines assessed in connection with such excise tax. In any event, the executive shall be responsible for all income taxes and applicable employment taxes, other than the portion of employment taxes for which the Company is responsible by law, on any benefits or payments under the severance policy.

EXECUTIVE COMPENSATION

Summary

The following Summary Compensation Table shows compensation information for (1) our Chief Executive Officer, (2) our four other most highly compensated executive officers other than our Chief Executive Officer who were serving as executive officers at December 31, 2004 and (3) two additional individuals who resigned their positions as executive officers of the Company prior to December 31, 2004 (collectively, the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards
(a)	(b)	(c)	(d)	(f)	(g)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards ($)	Securities Underlying Options (1)	All Other Compensation ($)(2)
Githesh Ramamurthy Chief Executive Officer	2004 2003 2002	480,000 463,500 462,938	165,960 106,373 395,649	— — —	— 52,500 —	6,500 6,000 5,500

J. Laurence Costin, Jr.(3) Vice Chairman	2004 2003 2002	359,250 347,510 334,858	90,000 70,000 100,000	— — —	— 15,000 20,000	6,500 6,000 5,500

Mary Jo Prigge President, Service Operations	2004 2003 2002	336,000 324,450 324,056	77,448 49,461 184,636	— — —	— 20,000 35,000	6,500 6,000 5,500

James T. Beattie Executive Vice President and Chief Technology Officer	2004 2003 2002	261,000 251,585 241,756	60,161 38,556 151,118	— — —	— 25,000 30,000	6,500 6,000 5,500

Robert S. Guttman Senior Vice President, Secretary and General Counsel	2004 2003 2002	237,250 228,877 221,181	49,218 35,068 126,022	— — —	— 15,000 25,000	6,500 6,000 5,500

Edward B. Stevens(4) President and Chief Operating Officer	2004 2003 2002	294,929 375,000 375,000	— 57,375 213,403	— — —	— 35,000 —	5,500 6,000 5,899

Reid E. Simpson(5) Executive Vice President and Chief Financial Officer	2004 2003 2002	101,049 271,467 262,331	— 41,593 149,468	— — —	— 20,000 30,000	3,430 6,000 5,500

Notes to Summary Compensation Table:

(1)	Represents the number of shares of Common Stock issuable upon exercise of options granted pursuant to the employee stock option plan, and does not include treasury shares purchased by Mr. Ramamurthy in January 2002, as described in the first paragraph under the caption “Transactions with Management and Others” below.
(2)	Consists of company matching contributions under the CCC Information Services Inc. 401(k) Retirement & Savings Plan.
(3)	Mr. Costin’s 2002 bonus included a special incentive payment of $30,000.
(4)	Mr. Stevens served as President and Chief Operating Officer until his resignation effective June 2, 2004.
(5)	Mr. Simpson served as Executive Vice President and Chief Financial Officer until his resignation effective April 30, 2004.

Stock Option Exercises

The following table shows options that our Chief Executive Officer and the other Named Executive Officers exercised during 2004. The “value realized” is based on the market price on the date of exercise, while the “value of unexercised, in-the-money options at December 31, 2004,” is based on the market price on that date.

AGGREGATED OPTION EXERCISES IN 2004 AND DECEMBER 31, 2004 OPTION VALUES

			Number of Securities Underlying Unexercised Options at 12/31/04		Value of Unexercised In-The-Money Options at 12/31/04 ($)(1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Githesh Ramamurthy	176,797	1,801,600	358,828	76,875	4,149,263	737,869
J. Laurence Costin, Jr.	51,079	203,206	27,671	26,250	381,687	260,863
Mary Jo Prigge	53,663	562,498	131,337	50,000	1,384,005	563,050
James T. Beattie	38,613	338,890	47,637	33,750	587,531	289,838
Robert S. Guttman	15,878	171,648	51,622	27,500	526,310	276,000
Edward B. Stevens(2)	143,750	1,687,336	—	—	—	—
Reid E. Simpson(3)	85,800	509,730	—	—	—	—

Notes to Option Exercises Table:

(1)	Value of unexercised, in-the-money options based on a fair market value of our Common Stock of $22.21 per share as of close of business on December 31, 2004.
(2)	Mr. Stevens served as President and Chief Operating Officer until his resignation effective June 2, 2004.
(3)	Mr. Simpson served as Executive Vice President and Chief Financial Officer until his resignation effective April 30, 2004

Transactions with Management and Others

Morgan W. Davis, one of our directors, serves as a director of OneBeacon Insurance Group LLC, Farmers Union Insurance Co., Esurance, Inc. and Merastar Insurance Co. During 2004, we invoiced the following amounts to these companies for licenses to use our products and services: OneBeacon Insurance Group LLC ($1,348,287), National Farmers Union ($117,960), Esurance, Inc. ($195,446) and Merastar Insurance ($44,938). In connection with the discontinuation of operations of CCC Consumer Services Inc., one of our subsidiaries, in 2001, we sold the policy services and loss reporting operation to Esurance Inc. and leased a portion of our approximately 50,000 square-foot facility in Sioux Falls, South Dakota to Esurance Insurance Services Inc. Rent paid to us by Esurance during 2004 totaled $329,186. In December 2004, Esurance terminated the lease and vacated the Sioux Falls facility.

In August 2004, in connection with the Company’s self-tender offer to repurchase 11,200,000 shares of Common Stock, White River Ventures, the Company’s largest stockholder, exercised two warrants it held to acquire shares of the Company’s Common Stock. One warrant, for 73,731 shares, was exercised in full at a price of $5.50 per share. The second warrant, for 272,664 shares, was partially exercised for 79,046 shares at a price of $5.50 per share, which included 47,420 shares withheld by the Company to cover the exercise price, in accordance with the net cashless exercise terms of the warrant. The shares withheld by the Company had a fair market value (i.e., closing price for the Company’s Common Stock on The Nasdaq Stock Market on the expiration date of the tender offer) of $17.72 per share, and the aggregate value of all of the shares withheld by the Company was equal to the exercise price of the warrants exercised by White River. White River participated in the self-tender offer on the same terms and conditions as other holders of the Company’s Common Stock and tendered a total of 3,940,550 shares of Common Stock (including the shares acquired upon exercise of the warrants) at the tender offer price of $18.75 per share.

OWNERSHIP OF CCC STOCK

Stock Ownership of Directors, Officers and Certain Beneficial Owners

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of March 1, 2005 for (1) each person whom we know to beneficially own 5% or more of the outstanding shares of our Common Stock; (2) each of our directors; (3) each of our Named Executive Officers; and (4) all of our directors and executive officers as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class(2)
White River Ventures, Inc.(3)(4)	5,054,029	30.65%
Michael R. Eisenson(4)	5,054,029	30.65%
Mark A. Rosen(4)	5,054,029	30.65%
Herbert S. Winokur, Jr.(5)	2,229,855	12.71%
Dr. Purnendu Chatterjee(6)	1,587,433	9.74%
Capricorn Investors III, L.P.(7)	1,333,641	7.61%
Barclays Global Investors, NA(8)	1,065,545	6.54%
Morgan Stanley(9)	998,623	6.13%
Capricorn Investors II, L.P.(10)	896,214	5.49%
Wellington Management Company, LLP(11)	849,561	5.21%
Githesh Ramamurthy(12)	729,728	4.37%
Thomas L. Kempner(13)	518,259	3.18%
J. Roderick Heller, III(14)	48,974	*
Morgan W. Davis(15)	10,266	*
John D. Collins(16)	4,000	*
J. Laurence Costin, Jr.(17)	144,897	*
Mary Jo Prigge(18)	162,608	*
Reid E. Simpson(19)	2,000	*
Edward B. Stevens(20)	0	*
James T. Beattie(21)	61,425	*
Robert S. Guttman(22)	66,489	*
All Directors and Executive Officers as a Group (15 persons)(23)	9,127,045	49.17%

*	Less than 1% of the outstanding Common Stock. Except as otherwise set forth below, the address for each beneficial owner is 444 Merchandise Mart, Chicago, Illinois 60654. Any fractional shares owned have been rounded to the nearest whole share.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 1, 2005 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.
(2)	Based on 16,294,732 shares of Common Stock outstanding as of March 1, 2005.
(3)	The address of White River Ventures, Inc. is c/o Charlesbank Capital Partners, LLC, 600 Atlantic Avenue, Boston, Massachusetts 02210.
(4)

Includes 193,618 shares of Common Stock issuable upon the exercise of a warrant granted by CCC to White River Ventures, Inc. on November 30, 2001. Mr. Eisenson and Mr. Rosen share voting and investment power over these shares and the warrant with the other Managing Directors of Charlesbank

Capital Partners, LLC. Charlesbank is the investment advisor to White River Ventures, Inc., the registered owner of the shares. Mr. Eisenson and Mr. Rosen have disclaimed beneficial ownership of these shares and the warrant.

(5)	Includes 871,895 shares of Common Stock held by Capricorn Investors II, L.P., 24,319 shares of Common Stock issuable to Capricorn Investors II, L.P. upon exercise of warrants, 111,814 shares of Common Stock held by Capricorn Investors III, L.P., 21,827 shares of Common Stock issuable to Capricorn Investors III, L.P. upon exercise of warrants issued by CCC on November 30, 2001 and 1,200,000 shares of Common Stock issuable to Capricorn Investors III, L.P. upon exercise of warrants issued by CCC on February 23, 2001. The warrants held by Capricorn Investors II, L.P. and Capricorn Investors III, L.P. do not have voting rights. However, Capricorn Investors III, L.P. owns 100 shares of Preferred Stock, each share of which has a number of votes equal to the total number of shares (currently, 1,200,000) issuable upon exercise of the February 23, 2001 warrants, divided by 100. Mr. Winokur is the Managing General Partner of Capricorn Investors II, L.P. and Capricorn Investors III, L.P. Mr. Winokur is also a Managing Member of Capricorn Holdings, LLC and Capricorn Holdings III, LLC (which are general partners of Capricorn Investors II, L.P. and Capricorn Investors III, L.P., respectively), and, as a result, Mr. Winokur may be deemed to have voting and investment power over the shares owned by Capricorn Investors II, L.P. and Capricorn Investors III, L.P.
(6)	Dr. Purnendu Chatterjee is the beneficial owner of 1,587,433 shares (the “Chatterjee Shares”) of Common Stock. Of the Chatterjee Shares, 728,992 are held by Winston Partners, L.P. (“Winston L.P.”), the general partner of which is Chatterjee Fund Management L.P. (“CFM”). Dr. Chatterjee is the general partner of CFM. Of the remaining 858,441 Chatterjee Shares, 196,344 are held by Winston Partners II, LDC (“Winston LDC”), 220,166 are held by Winston Partners II, LLC (“Winston LLC”), 59,020 are held by Chatterjee Charitable Foundation (“CCF”), 349,226 are held by CFM and 33,685 are held by Dr. Chatterjee. Chatterjee Advisors LLC (“Chatterjee Advisors”) is the manager of both Winston LDC and Winston LLC, and Dr. Chatterjee is the manager of Chatterjee Advisors. Chatterjee Management Company serves as investment advisor to each of Winston LDC and Winston LLC. Dr. Chatterjee, Winston L.P., CFM, Winston LLC and Chatterjee Advisors are each located at 888 Seventh Avenue, 30th Floor, New York, New York 10106. Winston LDC is located at Keya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.
(7)	Capricorn Investors III, L.P. is located at 30 East Elm Street, Greenwich, Connecticut 06830. Includes 21,827 shares of Common Stock issuable upon the exercise of warrants issued by CCC on November 30, 2001 and 1,200,000 shares of Common Stock issuable upon the exercise of a warrant issued by CCC on February 23, 2001.
(8)	Includes 980,021 shares held by Barclays Global Investors, NA, 85,224 shares held by Barclays Global Fund Advisors and 300 shares held by Barclays Capital Securities Limited. Barclays Global Investors, NA and Barclays Global Fund Advisors are located at 45 Fremont Street, San Francisco, California 94105. Barclays Capital Securities Limited is located at 5 The North Colonmade, Canary Wharf, London, England E14 4BB.
(9)	Morgan Stanley is the parent company of, and indirect beneficial owner of securities held by, one of its business units. Morgan Stanley is located at 1585 Broadway, New York, New York 10036.
(10)	Capricorn Investors II, L.P. is located at 30 East Elm Street, Greenwich, Connecticut 06830. Includes 24,319 shares of Common Stock issuable upon the exercise of warrants issued by CCC on November 30, 2001.
(11)	Consists of shares held by clients of Wellington Management Company, LLP, (“WMC”) for whom WMC serves as investment adviser. WMC is located at 75 State Street, Boston, Massachusetts 02109.
(12)	Includes 409,453 shares of Common Stock issuable upon exercise of outstanding options, which are exercisable within 60 days of March 1, 2005.
(13)

Includes 232,868 shares of Common Stock held solely by Mr. Kempner, 252,354 shares of Common Stock held by Mr. Kempner and William A. Perlmuth in trust for the benefit of Mr. Kempner, 30,457 shares of Common Stock owned solely by Mr. Kempner’s wife, Nan Kempner and 2,580 shares of Common Stock held by the Estate of Margaret L. Kempner, Mr. Kempner’s mother, of which Mr. Kempner is co-executor. Mr. Kempner shares both voting and investment power with Mr. Perlmuth over those shares, which they hold in trust, and Mr. Kempner, disclaims ownership of the shares held by his wife and 1,720 of the 2,580 shares held by the Estate of Margaret L. Kempner.

(14)	Includes 39,974 shares of Common Stock owned solely by Mr. Heller, 4,000 shares of Common Stock held by Mr. Heller pursuant to a Restricted Stock Agreement (of which shares, 1,000 have vested and 3,000 are unvested) and 5,000 shares of Common Stock owned by Mr. Heller’s daughter, Carolynn Heller. Mr. Heller disclaims beneficial ownership of the shares held by his daughter.
(15)	Includes 4,000 shares of shares of Common Stock held by Mr. Davis pursuant to a Restricted Stock Agreement, of which 1,000 shares have vested and 3,000 are unvested.
(16)	Consists of 4,000 shares of Common Stock held by Mr. Collins pursuant to a Restricted Stock Agreement, all of which shares are unvested.
(17)	Includes 41,421 shares of Common Stock issuable upon exercise of outstanding options, which are exercisable within 60 days of March 1, 2005.
(18)	Includes 162,587 shares of Common Stock issuable upon exercise of outstanding options, which are exercisable within 60 days of March 1, 2005.
(19)	Mr. Simpson resigned all positions he held with the Company effective April 30, 2004. Information in the table is based solely upon the last Form 4 filed by Mr. Simpson with the United States Securities and Exchange Commission on February 11, 2004.
(20)	Mr. Stevens resigned from all positions held with the Company effective June 2, 2004. The Company is unaware of any ownership of the Company’s Common Stock by Mr. Stevens.
(21)	Includes 61,387 shares of Common Stock issuable upon exercise of outstanding options, which are exercisable within 60 days of March 1, 2005.
(22)	Includes 65,372 shares of Common Stock issuable upon exercise of outstanding options, which are exercisable within 60 days of March 1, 2005.
(23)	The aggregate number of shares listed as owned by the directors and executive officers as a group was calculated by adding the number of shares owned by each individual included in the table and each other executive officer of the Company, but not adding in any listed share ownership that is shared by multiple persons or reported for former executive officers who resigned from the Company during 2004.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors, executive officers and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities of CCC.

Directors, executive officers and holders of more than 10% of our Common Stock are required by SEC rules to furnish us with copies of all forms they file with the SEC. Based solely on our review of the copies of such forms we received and written representations from certain reporting persons, we believe that, during 2004, all Section 16(a) filing requirements applicable to our directors, executive officers and holders of more than 10% of our Common Stock were satisfied, except for a late Form 5 filed by J. Laurence Costin, Jr., Vice Chairman of the Company.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information relating to shares of Common Stock that may be issued under CCC’s existing equity compensation plans as of December 31, 2004.

	A		B	C
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in column A)
Equity Compensation Plans Approved by Stockholders(1)	1,726,481	(2)	$11.86	985,118	(3)
Equity Compensation Plans Not Approved by Stockholders(4)	239,764		$5.50	None
Total	1,966,245		$10.04	985,118

(1)	Consists of the 2000 Stock Incentive Plan (2004 Restatement) and the 1998 Employee Stock Purchase Plan.
(2)	Excludes purchase rights under the 1998 Employee Stock Purchase Plan. Under the 1998 Employee Stock Purchase Plan, eligible employees may purchase shares of CCC Common Stock through payroll deductions. On the last trading day of each month, participating employees purchase shares at a per share price equal to the lower of (i) 85% of the closing price on the applicable grant date (February 1, May 1, August 1 or November 1) or (ii) 85% of the closing price on the monthly purchase date.
(3)	Includes 88,081 shares of CCC Common Stock available for purchase under the 1998 Employee Stock Purchase Plan as of December 31, 2004. The number of shares available for future issuance under the 2000 Stock Incentive Plan (2004 Restatement) increased by 408,060 when the plan was restated in 2004.
(4)	Consists of the plans described below under the caption “Stock Option Plans Not Approved by Stockholders.” No additional awards may be granted under any of these plans.

Stock Option Plans Not Approved by Stockholders

2001 Issuance of Warrants to Stockholders. As described in the Company’s Annual Report on Form 10-K for 2001, CCC issued 392,541 warrants to purchase shares of CCC Common Stock to three of the Company’s largest shareholders, White River Ventures, Inc., Capricorn Investors II, L.P. and Capricorn Investors III, L.P. (collectively, the “Investors”). These warrants were issued in consideration for the Investors’ agreement to purchase their pro rata shares of the Company’s Common Stock rights offering, as well as all of the shares not subscribed for by the Company’s other stockholders, up to an aggregate amount of $20 million, and extending an interim loan to the Company prior to the closing of the rights offering. The warrants have an exercise price of $5.50 per share. If not previously exercised, the warrants will expire on November 30, 2005. 239,764 of these warrants remained outstanding at December 31, 2004.

CCC’S FINANCIAL PERFORMANCE

The following graph compares the performance of CCC Common Stock with that of the S&P 500 Composite Index and an index consisting of the following portfolio of “peer” companies (the “Peer Index”): Fair, Isaac and Company, Incorporated; Proquest Company; Choicepoint, Inc.; The Innovation Group PLC; Aspen Technology, Inc.; The Reynolds and Reynolds Company; Fiserv, Inc.; and Jack Henry & Associates, Inc. We believe that the companies in the Peer Index offer products and services similar to those offered by CCC, including data and transaction processing services and workflow software. Our Peer Index for 2004 has changed due to the acquisition of QRS Corporation by another company. As a result QRS Corporation is no longer publicly traded and therefore is no longer included in the Peer Index. Information in the chart below for all periods presented has been adjusted to reflect the elimination of QRS Corporation from the Peer Index.

The comparison of total return for each of the years shown in the table below assumes that $100 was invested on December 31, 1999 in each of CCC, the S&P 500 Composite Index and the Peer Index, with investment weighted on the basis of market capitalization. Total return is based on the change in year-end stock price plus reinvested dividends. Please note that the stock price performance shown on the graphs is not necessarily indicative of future price performance.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100

December 2004

	12/99	12/00	12/01	12/02	12/03	12/04
CCC Information Services Group Inc.	$100	$36.50	$36.09	$103.53	$98.68	$129.67
S&P 500 Composite Index	$100	$90.90	$80.10	$62.39	$80.29	$89.02
Peer Index	$100	$125.12	$146.57	$122.87	$145.57	$150.96

The foregoing performance graph does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates this graph by reference therein.

OTHER INFORMATION

Future Stockholder Proposals

Any stockholder who intends to present a proposal at CCC’s 2006 Annual Meeting of Stockholders, and who wishes to have a proposal included in CCC’s proxy statement for that meeting, must deliver the proposal to the Secretary, CCC Information Services Group Inc., World Trade Center Chicago, 444 Merchandise Mart, Chicago, Illinois 60654. All proposals must be received by the Secretary no later than December 23, 2005 and must satisfy the rules and regulations of the Securities and Exchange Commission to be eligible for inclusion in the proxy statement for that meeting. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act shall be considered untimely if submitted after March 8, 2006.

Attending the Annual Meeting

Admittance to the Annual Meeting will be limited to stockholders eligible to vote or their authorized representatives. If you hold shares through a broker, bank or other nominee, your name will not appear on the list of registered stockholders and you will be admitted only after showing proof of ownership, such as your most recent account statement or a letter from your broker or bank.

Annual Report

Our Annual Report for 2004, which is not a part of the proxy soliciting material, is being mailed to our stockholders together with this Proxy Statement.

For the Board of Directors,

Robert S. Guttman

Senior Vice President, General Counsel and Secretary

Chicago, Illinois

April 22, 2005

Proxy—CCC Information Services Group Inc.

Proxy for Annual Meeting of Stockholders to be held on June 8, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Githesh Ramamurthy, Andrew G. Balbirer and Robert S. Guttman, and each of them, as proxies with full power of substitution and revocation, to vote, as designated above, all of the common stock of CCC Information Services Group Inc. (the “Company”) which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the annual meeting of stockholders thereof to be held on June 8, 2005, or at any adjournment or postponement thereof and, in such proxies’ discretion, to vote upon such other business as may properly come before the meeting, all as more fully set forth in the Proxy Statement related to such meeting, receipt of which is hereby acknowledged.

Unless otherwise marked, this proxy will be voted FOR the election of the Director nominees and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005.

(Please See Reverse Side)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)

Call toll free 1-866-267-5535 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Follow the simple instructions provided by the recorded message.

To vote using the Internet

Go to the following web site:

WWW.COMPUTERSHARE.COM/US/PROXY

Enter the information requested on your computer screen and follow the simple instructions.

C0123456789

12345

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.

Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on June 8, 2005. THANK YOU FOR VOTING

MMMMMMMMMMMM

000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext

MR A SAMPLE

DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

C 1234567890 J N T

Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A Election of Directors

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

1. The Board of Directors recommends a vote FOR the listed nominees.

For Withhold For Withhold

01—John D. Collins 05—Thomas L. Kempner

02—Morgan W. Davis 06—Githesh Ramamurthy

03—Michael R. Eisenson 07—Mark A. Rosen

04—J. Roderick Heller, III 08—Herbert S. Winokur, Jr.

B Issues

The Board of Directors recommends a vote FOR the following matter.

For Against Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the company for 2005.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted for the election of the director nominees and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2005.

C Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.

Please sign as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1—Please keep signature within the box

Signature 2—Please keep signature within the box

Date (mm/dd/yyyy)

1 U P X H H H P P P P 0054521